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MetLifeInvestors
MetLife Investors Insurance Company

                               SELLING AGREEMENT

   This Agreement is made as of 9/16/02 (such date, following execution and delivery by all parties, to be the "Effective Date"), by and among MetLife Investors Insurance Company, a Missouri life insurance company ("Life Company"); and MetLife Investors Distribution Company, a Delaware corporation ("Distributor"); Morgan Stanley DW Inc. ("Broker-Dealer") and Morgan Stanley DW Inc. ("General Agent") and its affiliates attached.

This agreement is made to allow for the sale and services of product sales on a pre-approved exception basis. An officer of Morgan Stanley DW Inc. headquarters in New York before policy issuance or application acceptance must approve all sales individually in writing. Unless so approved, this agreement shall have no further effectiveness either retroactively or prospectively.

RECITALS

   A. Life Company is the issuer of certain fixed and variable annuity contracts and variable life insurance contracts identified in Schedule I (the "Contracts"), (which Schedule I may be amended from time to time in accordance with Section 2.6) and has appointed Distributor as principal underwriter or distributor of the Contracts and authorized Distributor to recommend persons for appointment as agents of Life Company to solicit applications for the sale of the Contracts.

   B. Distributor and Broker-Dealer are both broker-dealers registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("1934 Act"), and members of the National Association of Securities Dealers, Inc.

   C. General Agent, which is an Affiliate of, or the same person as, Broker-Dealer, or whose employees are also employees of Broker-Dealer, is an insurance agency duly licensed to sell variable life insurance and fixed and variable annuities in any state or other jurisdiction in which General Agent intends to perform hereunder.

   D. It is intended that General Agent shall be authorized to offer and sell the Contracts to the general public subject to the terms and conditions set forth more fully herein.

   E. Life Company has authorized Distributor to enter into separate written agreements with broker-dealers registered under the 1934 Act which agree to participate in the distribution of the Contracts, and the parties hereto desire that Broker-Dealer be authorized to solicit applications for the sale of the Contracts.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and promises herein contained, the parties hereto agree as follows:

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ARTICLE I
Definitions

   1.1 Defined Terms. In addition to any terms defined elsewhere in this Agreement, the terms defined in this Section 1.1, whenever used in this Agreement (including in the Recitals, Schedules, and Exhibits), shall have the respective meanings indicated.

       a. Affiliated Person or Affiliate - With respect to a person, any other person controlling, controlled by, or under common control with such person.

       b. Agent - An individual associated with General Agent and registered with the NASD as a representative of Broker-Dealer who is appointed by Life Company as an insurance agent for the purpose of soliciting applications for the Contracts.

       c. Broker-of-Record - The party designated in Life Company records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is authorized to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the records of Life Company at the time such Premium is accepted by Life Company. In the case of compensation payable with respect to Contract value or client services, the Broker-of-Record shall be the party designated as such in the records of Life Company, in accordance with the rules and procedures of Life Company at the time any such payment is payable. In the case of compensation payable on annuitization of a Contract, the Broker-of Record shall be the party designated as such in the records of Life Company on the annuity commencement date specified in such Contract.

       d. Contract Prospectus - The prospectus for the interests under the Contracts included within a Contract Registration Statement and including any prospectus or supplement separately filed under the Contract Registration Statement respecting the Contracts.

       e. Contract Registration Statements - The most recent effective registration statements, or most recent effective post-effective amendments thereto, relating to interests under the Contracts and in the Variable Accounts, as required by the 1933 Act and the 1940 Act, including the statement of addition of information, financial statements therein and all exhibits thereto.

       f. Contracts - The life insurance policies and annuity contracts, including certificates, issued by Life Company, which are identified in
Schedule I. Schedule I may be modified from time to time as provided in
Section 2.6.

       g. NASD - National Association of Securities Dealers, Inc.

       h. 1940 Act - investment Company Act of 1940, as amended.

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       i. 1934 Act - Securities Exchange Act of 1934, as amended.

       j. 1933 Act - Securities Act of 1933, as amended.

       k. Premium - Any premium, purchase payment, contribution or other consideration relating to the Contracts.

       l. SEC or Commission - Securities and Exchange Commission.

       m. Service Center - The Life Company's Policy Service Office:

          i. Fixed Products: P.O. Box 295, Des Moines, IA 50301

          ii. Variable Products: P.O. Box 10366, Des Moines, IA 50306

          iii. Express Mail Only: 1776 West Lakes Parkway, West Des Moines,
       50266

       n. Variable Accounts - Segregated asset accounts identified in Schedule I, each of which has been established by Life Company pursuant to state laws as a funding vehicle for the Contracts. The Variable Accounts are divided into divisions that invest in shares of an investment company.

   2.2 Cross-References. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a section, article, schedule or exhibit of this Agreement, unless otherwise indicated.

ARTICLE II
Authorization of Broker-Dealer and General Agent

   2.1 Authority to Distribute Contracts. Distributor hereby authorizes Broker-Dealer, under the securities laws, and General Agent, under the insurance laws, each in a non-exclusive capacity, to distribute the Contracts. Broker-Dealer and General Agent accept such authorization and agree to use their best efforts to find purchasers for the Contracts in each case acceptable to Life Company. Broker-Dealer and General Agent understand that the public offering of and solicitation for interests under the variable life and variable annuity Contracts are not permitted to commence, or to continue, unless the Contract Registration Statements have become effective and, with respect to each state or other jurisdiction in which Contract applications are to be solicited, the Contracts are qualified for sale under all applicable securities and insurance laws. Broker-Dealer and General Agent acknowledge that no territory is exclusively assigned hereunder, and Life Company reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which General Agent transacts business hereunder.

   2.2 Notification by Distributor. Distributor shall promptly notify Broker-Dealer and General Agent:

       a. If there are no effective Contract Registration Statements, when the Contract Registration Statements have become effective;

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       b. Of all states and other jurisdictions in which the Contracts are qualified for sale and of the states and other jurisdictions in which the Contracts may not be lawfully sold;

       c. Of any request by the SEC for any amendments or supplements to a Contract Registration Statement or of any request for additional information that must be provided by Broker-Dealer or General Agent or any Affiliate of Broker-Dealer or General Agent;

       d. Of the issuance by the SEC of any stop order with respect to a Contract Registration Statement or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts; or

       e. If any event occurs as a result of which a Contract Prospectus or any sales literature for the Contracts would include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

   2.3 Authority to Recommend Agent Appointments. General Agent is vested under this Agreement with power and authority to select and recommend individuals who are associated with General Agent and are registered representatives of Broker-Dealer for appointment as agents of Life Company, and only individuals so recommended by General Agent shall become Agents, provided that Life Company reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

   2.4 Limitations on Authority. Neither Broker-Dealer nor General Agent shall possess or exercise any authority on behalf of Distributor or Life Company other than that expressly conferred on Broker-Dealer or General Agent by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor General Agent shall have any authority, nor shall either grant such authority to any Agent: (i) to make, alter or discharge any Contract or other contract entered into pursuant to a Contract; (ii) to waive any Contract provision; (iii) to extend the time for payment of any Premiums; or
(iv) to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to Life Company).

   2.5 Insurer's Right to Reject Applications. Broker-Dealer and General Agent acknowledge that Life Company has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium. In the event that a Life Company rejects an application solicited by an Agent, Life Company will return any Premium paid by the applicant to such applicant and will promptly notify General Agent of such action. In the event that a purchaser exercises his or her free look right under a Contract, any amount to be refunded as provided in such Contract will be so refunded to the purchaser by or on behalf of Life Company, and Life Company will promptly notify General Agent of such action.

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   2.6 Contracts Included Under Agreement. Schedules I to this Agreement describe the life insurance and annuity contracts, which are included as Contracts under this Agreement. Schedule I may be amended by Distributor in its sole discretion from time to time to include other annuity contracts or life insurance contracts issued by Life Company and distributed by Distributor pursuant to any distribution agreement with Life Company. The provisions of this Agreement shall apply with equal force to such additional Contracts unless the context otherwise requires. Schedule I may be amended by Distributor in its sole discretion from time to time to delete annuity contracts or life insurance contracts.

   2.7 Independent Contractor Status. Distributor acknowledges that Broker-Dealer and General Agent are each independent contractors. Accordingly, while Broker-Dealer and General Agent agree to use their respective best efforts to solicit applications for the Contracts, Broker-Dealer and General Agent are not obliged or expected to give full time and energies to the performance of their obligations hereunder or to sell or solicit a specified number of Contracts, nor are Broker-Dealer and General Agent obliged or expected to represent Distributor or Life Company exclusively. Nothing herein contained shall constitute Broker-Dealer, General Agent, or any agents or representatives of Broker-Dealer or General Agent as employees of Life Company or Distributor.

ARTICLE III
Licensing and Registration of Broker-Dealer, General Agent and Agents

   3.1 Broker-Dealer Qualifications. Broker-Dealer represents and warrants that it is a broker-dealer registered with the SEC under the 1934 Act, and is a member of the NASD in good standing. Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and, as required by applicable law, in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, and be a member in good standing of the NASD.

   3.2 General Agent Qualifications. General Agent represents and warrants that it is a licensed life insurance agency where required to solicit applications for the Contracts. General Agent must, at all times when performing its functions and fulfilling its obligations under this Agreement be duly licensed to offer or sell the Contracts in each state or other jurisdiction in which General Agent intends to perform its functions and fulfill its obligations hereunder.

   3.3 Qualifications of Broker-Dealer Representatives. Broker-Dealer represents and warrants that it shall ensure that no individual shall offer or sell the variable life or variable annuity Contracts on behalf of Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold unless: such individual is an associated person of Broker-Dealer (as that term is defined in Section 3(a)(18) of the 1934 Act); is not subject to a statutory disqualification (as that term is defined in the 1934 Act); and is duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to distribute the Contracts in such state or other jurisdiction.

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   3.4 Qualifications of General Agent's Agents and Appointment of Agents.
General Agent represents and warrants that it shall ensure that no individual shall offer or sell the Contracts on behalf of General Agent in any state or other jurisdiction unless such individual is duly appointed as an agent of General Agent, duly licensed and appointed as an agent of Life Company and appropriately licensed (including any special variable licensing), registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Nothing in this Agreement is to be construed as requiring Life Company to obtain a license or issue a consent or appointment to enable any particular agent to sell the Contracts. All matters concerning the licensing of any individuals recommended for appointment by General Agent under any applicable state insurance law shall be a matter directly between the General Agent and such individual. General Agent shall furnish Life Company with proof of proper licensing of such individual or other proof, reasonably acceptable to Life Company, of satisfaction by such individual of licensing requirements prior to the appointment of any such individual as an agent of Life Company. In conjunction with the submission of appointment papers for all such individuals as insurance agents of Life Company, General Agent shall be deemed to represent that each individual is competent and qualified to act as an agent for Life Company and to hold himself or herself out in good faith to the general public. Broker-Dealer and General Agent shall notify Distributor and Life Company immediately upon termination of an Agent's association with Broker-Dealer or General Agent.

ARTICLE IV
Broker-Dealer and General Agent Compliance

   4.1 Supervisory Responsibilities of General Agent. General Agent shall train, supervise and be solely responsible for the conduct of Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents' strict compliance with applicable laws, rules and regulations of any governmental or other insurance authorities that have jurisdiction over insurance contract activities, as well as the rules and procedures of Life Company pertaining to the solicitation, sale and submission of applications for the Contracts and the provision of services relating to the Contracts. General Agent shall be solely responsible for background investigations of the proposed agents to determine their qualifications, good character and moral fitness to sell the Contracts and will provide Life Company with copies of such investigations upon its request.

   4.2 Supervisory Responsibilities of Broker-Dealer. Broker-Dealer shall be responsible for securities training, supervision and control of Agents in connection with their solicitation activities and any incidental services with respect to the Contracts and shall supervise Agents' strict compliance with applicable federal and state securities laws and NASD requirements in connection with such solicitation activities and with the rules and procedures of Life Company.

   4.3 Compliance with Applicable Laws. Broker-Dealer and General Agent hereby represent and warrant that they are in compliance with all applicable federal and state securities laws and regulations and all applicable insurance laws and regulations, including without limitation, state insurance laws and regulations imposing insurance licensing requirements. Broker-Dealer and General Agent each agree to carry out their respective sales and

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administrative activities and obligations under this Agreement in continued
compliance with federal and state laws and regulations, including those governing securities and insurance-related activities or transactions, as applicable. If Broker-Dealer and General Agent are separate entities, they represent and warrant that they are and will continue to be in compliance with applicable requirements with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer. Broker-Dealer and General Agent shall notify Distributor and Life Company immediately in writing if Broker-Dealer and/or General Agent fail to comply with any of the laws and regulations applicable to either of them.

In connection with the offer and sale of variable life insurance policies as a part of the Contracts to be offered hereunder, Broker-Dealer and General Agent further agree that no recommendations shall be made to an applicant to purchase a variable life insurance policy and that no variable life insurance shall be issued in the absence of reasonable grounds to believe that the purchase of such policy is not unsuitable for such applicant on the basis of information furnished after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Broker-Dealer or General Agent.

   4.4 Restrictions on Sales Activity. Broker-Dealer, General Agent and Agents shall not offer or attempt to offer the Contracts, nor solicit applications for the Contracts, nor deliver the Contracts, in any state or other jurisdiction in which the Contracts may not be lawfully sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and General Agent may rely on written notification, as revised from time to time, received from the Distributor.

   4.5 Premiums and Other Payments. All Premiums and loan repayments shall be sent promptly (and in no event later than the time permitted under applicable law or the rules of the NASD) to Life Company at the Service Center, or at such other address as Life Company or Distributor may subsequently specify in writing. Each initial Premium shall be preceded or accompanied by a properly completed application for a Contract, which shall include applications submitted electronically to Life Company in such manner and format as Life Company shall authorize. Checks in payment of Premiums or outstanding loans shall be drawn to the order of Life Company.

   4.6 Misdirected Payments. In the event that Premiums or loan repayments are sent to General Agent or Broker-Dealer, rather than to Life Company, General Agent or Broker-Dealer shall promptly (and in no event later than the time permitted under applicable law or the rules of the NASD) remit such Premiums to the Service Center. General Agent and Broker-Dealer acknowledge that if any Premium or other payment is held at any time by either of them, such Premium or other payment shall be held on behalf of the client, and General Agent or Broker-Dealer shall segregate such Premium or other payment from their own funds and promptly (and in no event later than the time permitted under applicable law or the rules of the NASD) remit such Premium or other payment to Life Company through the Service Center.

   4.7 Delivery of Contracts. Upon issuance of a Contract by Life Company and delivery of such contract to General Agent, General Agent shall promptly deliver such Contract

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to its purchaser. Consistent with its administrative procedures, Life Company will assume that a Contract issued by it will be promptly delivered by General Agent to the purchaser of such Contract. As a result, if a purchaser exercises the free look rights under a Contract, Broker-Dealer and the General Agent shall indemnify Life Company for any loss incurred by Life Company that results from General Agent's failure to promptly deliver such Contract to its purchaser.

   4.8 Restrictions on Communications. Neither Broker-Dealer not General Agent, nor any of their directors, partners, officers, employees, registered persons, associated persons, agents or affiliated persons, in connection with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, the Variable Accounts or Life Company other than information or representation contained in the Contract Prospectuses, the prospectuses of the underlying mutual funds, statements of additional information and Contract Registration Statements, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing by Life Company or Distributor.

   4.9 Directions Given on Behalf of Contract Owners. Broker-Dealer and General Agent shall be solely responsible for the accuracy and propriety of any instruction given or action taken by an Agent on behalf of an owner or prospective owner of a Contract. Neither Distributor nor Life Company shall have any responsibility or liability for any action taken or omitted by it or by them in good faith in reliance on or by acceptance of such an instruction or action.

   4.10 Restrictions on Sales Material and Name Usage. Broker-Dealer and General Agent shall neither use nor authorize the use of any promotional, sales or advertising material relating to the Contracts, Life Company, Variable Accounts or the underlying mutual funds without the prior written approval of Life Company or Distributor. Furthermore, Broker-Dealer and General Agent shall neither use nor authorize the use of the name of Life Company or of an Affiliate of Life Company, including without limitation MetLife, Inc, MetLife Investors, and Metropolitan Life Insurance Company, or any other name, trademark, service mark, symbol or trade style that is now or may hereafter be owned by Life Company or by an Affiliate of Life Company, except in the manner and to the extent that such use may be specifically authorized in writing by Life Company or Distributor.

   4.11 Market Timing and Other Prohibitions. Broker-Dealer and General Agent understand and acknowledge that Life Company or Distributor, in their sole discretion and at any time during the term of this Agreement, may restrict or prohibit the solicitation, offer or sale of Contracts, and Premiums thereunder in connection with any so-called "market timing" or "asset allocation" program, plan, arrangement, or service. Should Life Company or Distributor determine in its sole discretion that Broker-Dealer or General Agent is soliciting, offering or selling, or has solicited, offered or sold, Contracts, or Premiums subject to any so-called "market timing" or "asset allocation" program, plan, arrangement, or service which is not permitted under this Agreement (an "unapproved program"), Life Company or Distributor may take action which is necessary, in its sole discretion, to halt such solicitations, offers or sales. Furthermore, in addition to any indemnification provided in Article XI and any other liability that Broker-Dealer

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and General Agent might have, Distributor or Life Company may hold
Broker-Dealer and General Agent liable for any damages or losses, actual or consequential, sustained by Life Company or Distributor or any of its Affiliates, as a result of any unapproved program which causes such losses or damages following solicitation, offer or sale of a Contract or Premium subject to any unapproved program or similar service made available by or through Broker-Dealer or General Agent. Notwithstanding any prohibitions which may be imposed pursuant to this Section 4.11, Broker-Dealer and its registered representatives who are Agents may provide incidental services in the form of guidance to applicants and owners of Contracts regarding the allocation of Premium and Contract value, provided that such services are (i) solely incidental to Broker-Dealer's activities in connection with the sales of the Contracts, (ii) subject to the supervision and control of Broker-Dealer, and
(iii) furnished in accordance with rules and procedures prescribed by Life Company or Distributor.

   4.12 Tax Reporting Responsibility. Broker-Dealer and General Agent shall be solely responsible under applicable tax laws for the reporting of compensation paid to Agents and for any withholding of taxes from compensation paid to Agents, including, without limitation, FICA, FUTA, and federal, state and local taxes.

   4.13 Maintenance of Books and Records. General Agent represents that it maintains and shall maintain such books and records concerning the activities of Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts processed through General Agent. General Agent shall make such books and records available to Distributor and/or Life Company at any reasonable time upon written request. Broker-Dealer represents that it maintains and shall maintain appropriate books and records concerning the activities of Agents as are required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required by Distributor to reflect adequately the Contracts processed through Broker Dealer. Broker-Dealer shall make such books and records available to Distributor and/or Life Company at any reasonable time upon written request.

   4.14 Bonding of Agents and Others. Broker-Dealer represents that all directors, officers, employees, and registered representatives of Broker-Dealer who are appointed pursuant to this Agreement as Agents for state insurance law purposes or who have access to funds of Life Company, including but not limited to funds submitted with applications for the Contracts or funds being returned to purchasers of the Contracts, are and shall be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at the Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the NASD Conduct Rules. Distributor may require evidence, satisfactory to it, that such coverage is in force, and Broker-Dealer shall give prompt written notice to Distributor of any cancellation or change of coverage. Broker-Dealer and the General Agent shall also secure and maintain errors and omissions insurance coverage acceptable to Life Company and covering Broker-Dealer, General Agent and Agents. Broker-Dealer and General Agent hereby assign any proceeds received from the fidelity bonding company, errors and omissions coverage or other liability insurance coverage to Life Company to the extent of Life Company's loss is due to activity covered by the bond or other coverage. If there is any deficiency amount, as a result of a deductible provision or

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otherwise, Broker-Dealer or General Agency shall promptly pay Life Company such amount on demand, and Broker-Dealer and General Agency hereby indemnifies and holds harmless Life Company from any such deficiency and from the costs of collection thereof (including reasonable attorney's fees).

   4.15 Reports to Insurers. Broker-Dealer and General Agent shall promptly furnish to Life Company or its authorized agent any reports and information that Life Company may reasonably request for the purpose of meeting Life Company's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal or state securities laws, rules or regulations, or the rules of the NASD.

ARTICLE V
Responsibilities of Distributor for Marketing Materials and Reports

   5.1 Prospectuses and Applications Provided by Distributor. During the term of this Agreement, Distributor will provide Broker-Dealer and General Agent, without charge, with as many copies of the Contract Prospectus(es), current underlying mutual fund Prospectus(es), statements of additional information and applications for the Contracts, as Broker-Dealer or General Agent may reasonably request. Upon receipt from Distributor of updated copies of the Contract Prospectus(es), current underlying mutual fund Prospectus(es), statements of additional information and applications for the Contracts, Broker-Dealer and General Agent will promptly discard or destroy all copies of such documents previously provided to them, except such copies as are needed for purposes of maintaining proper records. Upon termination of this Agreement, Broker-Dealer and General Agent will promptly return to Distributor all Contract Prospectuses, current underlying mutual fund Prospectus(es), statements of additional information, Contract applications and other materials and supplies furnished by Distributor to Broker-Dealer or General Agent or to Agents, except for copies required for maintenance of records.

   5.2 Sales Material Provided by Distributor. During the term of this Agreement, Distributor will be responsible for providing and approving all promotional, sales and advertising material to be used by Broker-Dealer and General Agent. Distributor will file such materials or will cause such materials to be filed with the SEC, NASD, and any state securities regulatory authorities, as appropriate.

   5.3 Information Provide by Distributor. Distributor will compile periodic marketing reports summarizing sales results to the extent reasonably requested by Broker-Dealer or General Agent.

ARTICLE VI
Rules of Ethical Conduct

   6.1 Principals of Ethical Market Conduct. The rules, policies and directives to which Broker-Dealer and General Agent are required to conform include the Principles of Ethical Market Conduct, as adopted from time to time by the Insurance Marketplace Standards Association (IMSA). Life Company subscribes to the Principles of Ethical Market Conduct and

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the Code of Ethical Market Conduct in all matters affecting the sale of the
Contracts. Currently, the Principles of Ethical Market Conduct are:

       a. To conduct business according to high standards of honesty and fairness and to render service to its customers which, in the same circumstances, it would apply to or demand for itself;

       b. To provide competent and customer-focused sales and service;

       c. To engage in active and fair competition;

       d. To provide advertising and sales materials that are clear as to purpose and honest and fair as to content;

       e. To provide for fair and expeditious handling of customer complaints and disputes;

       f. To maintain a system of supervision and review that is reasonably designed to achieve compliance with the aforementioned Principles of Ethical Market Conduct.

   6.2 Reporting on IMSA Compliance. Broker-Dealer and General Agent shall furnish information, documentation and reports to Life Company as it may reasonably request in order to permit Life Company to ascertain whether Broker-Dealer and General Agent are conducting their operations in accordance with the Principles of Ethical Market Conduct.

ARTICLE VII
Commissions, Fees and Expenses

   7.1 Compensation. During the term of this Agreement, Distributor shall pay to Broker-Dealer or General Agent, as applicable, commissions and fees set forth in Schedule I to this Agreement. The payment of such commissions and fees shall be subject to the terms and conditions of this Agreement and those set forth on Schedule I. Schedule I, including the commissions and fees therein, may be amended by Distributor at any time, in any manner, and without prior notice. Any amendment to Schedule I will be applicable to any Contract for which any application or Premium is received by the Service Center on or after the effective date of such amendment. However, Distributor reserves the right to amend such Schedule with respect to subsequent premiums and renewal commissions and the right to amend such Schedule pursuant to this subsection even after termination of this Agreement. Compensation with respect to any Contract shall be paid to General Agent only for so long as General Agent is the Broker-of-Record and maintains compliance with applicable state insurance laws and only while this Agreement is in effect.

   7.2 Limitations on Compensation. No compensation shall be payable, and Broker-Dealer and General Agent agree to reimburse Distributor, for any compensation that may have been paid to Broker-Dealer, General Agent or any Agent in any of the following situations: (i) Life Company, in its sole discretion, determines not to issue the Contract applied for; (ii) Life

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Company refunds the Premium upon the applicant's surrender or withdrawal pursuant to any "free look" provision; (iii) Life Company refunds the Premium paid by applicant as a result of a complaint by applicant; (iv) Life Company determines that any person soliciting an application who is required to be licensed or any other person or entity receiving compensation for soliciting applications or Premium for the Contracts is not or was not duly licensed as an insurance agent; or (v) any other situation listed on Schedule I.

   7.3 Agent Commissions. Agents shall have no interest in this Agreement or right to any commissions to be paid by Distributor to Broker-Dealer or General Agent. Broker-Dealer or General Agent shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Broker-Dealer and General Agent shall have no right to withhold or deduct any commission from any Premium in respect of the Contract which it may collect unless and only to the extent that Distributor and Life Company agrees in writing to permit Broker-Dealer and General Agent to net its commissions against Premium collected. Broker-Dealer and General Agent shall have no interest in any compensation paid by Life Company to Distributor or any Affiliate, now or hereafter, in connection with the sale of any Contracts hereunder.

   7.4 Expenses Paid by Broker-Dealer and General Agent. Neither Broker-Dealer nor General Agent shall, directly or indirectly, expend or contract for the expenditure of any funds of Distributor or Life Company. Broker-Dealer and General Agent shall each pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise specifically provided for in this Agreement or unless Distributor or Life Company shall have agreed in advance in writing to share the cost of certain expenses. Initial and renewal state appointment fees for General Agent and appointees of General Agent as Agents of Life Company will be paid according to the terms set forth in rules and procedures as may be adopted by Life Company from time-to-time. Except as otherwise provided herein, Broker-Dealer or General Agent will be obligated to pay all state appointment fees, including, but not limited to, renewal appointment fees not paid for by Life Company, transfer fees and termination fees, and any other fees required to be paid to obtain state insurance licenses for Agents.

ARTICLE VIII
Complaints and Investigations

   8.1 Investigation and Resolution of Complaints. Life Company, Distributor, Broker-Dealer and General Agent shall cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, Life Company, Distributor, Broker-Dealer and General Agent shall fully cooperate with each other in any securities regulatory investigation or proceeding or judicial proceeding with respect to Life Company, Distributor, Broker-Dealer, General Agent, their Affiliates and their agents, to the extent that such investigation or proceeding relates to the Contract marketed under this Agreement. Without limiting the foregoing:

       a. Broker-Dealer and General Agent will be notified promptly by Distributor or Life Company of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Distributor or Life Company with respect to

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

Broker-Dealer, General Agent or any Agent which may relate to the issuance of any Contract marketed under this Agreement.

       b. Broker-Dealer and General Agent will promptly notify Distributor and Life Company of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by Broker-Dealer or General Agent or their Affiliates with respect to themselves, their Affiliates or any Agent in connection with any Contract marketed under this Agreement or any activity in connection with any such Contract.

       c. The term "customer complaint" shall mean an oral or written communication either directly from the purchaser of or applicant for a Contract covered by this Agreement or from his/her legal representative, or indirectly from any regulatory agency to which he/she or his/her legal representative has expressed a grievance.

       d. The full cooperation referred to in Subsections 8.1a and 8.1b above shall include, but is not limited to, requiring each party to promptly notify the other parties of the receipt of notice of any such investigation, proceeding, or customer complaint, forwarding to the other parties a copy of any written materials in connection with the matter (or a written statement of an oral complaint), providing such additional information as may be necessary to furnish a complete understanding of same, and, in the case of a customer complaint, consulting with the other parties prior to responding thereto and thereafter providing each party with copies of all written responses.

ARTICLE IX
Customer Information

   9.1 Receipt of Customer Information by Life Company. Distributor and Life Company will treat customer information provided to it by Broker-Dealer and General Agent under this Agreement as Confidential Information under
Section 10.1 of this Agreement, except that such provisions shall not apply to any information provided by or received from others concerning customers of Broker-Dealer and General Agent who were, are or become policyholders or customers of Life Company or any of its Affiliates other than by reason of the products or services provided by Life Company under this Agreement.

   9.2 Uses of Customers Information. Notwithstanding the foregoing, Life Company and its Affiliates shall have the right to use Broker-Dealer and General Agent customer information:

       a. To the full extent required to comply with laws, rules and regulations or requests of regulators;

       b. As necessary in connection with any of Life Company's compliance or accounting procedures; and

       c. To provide customer service to purchasers of Contracts under this Agreement. Life Company and its Affiliates may market, offer, sell or distribute insurance products, including, but not limited to, the Contracts, or any of their other products and related services, outside of this Agreement to customers of Broker-Dealer or General Agency provided they do not use customer information provided by Broker Dealer or General Agent to identify or target customers, and such marketing, offering, selling or distributing by Life Company or its Affiliates of insurance (including but not limited to the Contracts) or any of their other products or services shall not be subject to the terms of this Agreement.

   9.3 Receipt of Customer Information by Broker-Dealer and General Agent. Broker-Dealer and General Agent will treat nonpublic personal information regarding Broker-Dealer's or General Agent's customers provided to it by Distributor or Life Company under this Agreement as Confidential Information under Section 10.1 and shall use such information only to solicit sales of and to provide service with respect to Contracts sold pursuant to this Agreement. Notwithstanding the foregoing, Broker shall have the right to use or disclose nonpublic personal information provided to it by Distributor or Life Company to the extent permitted by applicable law and Life Company's privacy policy, for example, to comply with applicable law or requests of regulators, in connection with audit procedures, as authorized by such customers, and to protect against or prevent fraud.

ARTICLE X
Confidentiality, Privacy

   10.1 Confidential Information. Life Company, Distributor, Broker-Dealer and General Agent shall not disclose any Confidential Information that is covered by this Agreement, and shall only disclose such information if authorized in writing by the affected party or if expressly required under the terms of a valid subpoena or order issued by a court of competent jurisdiction or regulatory body or applicable laws and regulations. "Confidential Information" under this Section 10.1 means:

       a. Any information that this Agreement specifies will be treated as "Confidential Information" under this Section 10.1;

       b. Any information of Broker-Dealer and General Agent disclosed to Distributor or Life Company through the course of business during the term of this Agreement, or any information of Distributor or Life Company that is disclosed to Broker-Dealer or General Agent through the course of business during the term of this Agreement, in each such case if such information is clearly identified as and marked "confidential" by the disclosing party, such information includes, but is not limited to, new products, marketing strategies and materials, development plans, customer information, client lists, pricing information, rates and values, financial information, and computer systems; and

       c. Information required to be treated as confidential under applicable laws, rules and regulations.

   10.2 Excluded Information. "Confidential Information" does not include
(i) information which is now generally available in the public domain or which in the future enters

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

the public domain through no fault of the receiving party; (ii) information that is disclosed to the receiving party by a third party without violation by such third party of an independent obligation of confidentiality of which the receiving party is aware; or (iii) information that the disclosing party consents in writing that the receiving party may disclose.

   10.3 Warranties and Limitations on Liability.

       a. The disclosing party warrants that it has the right to provide access to, disclose and use, the Confidential Information to be provided hereunder.

       b. The receiving party shall not be liable to the other parties for:

          (i) Inadvertent use, publication, or dissemination of the Confidential Information received hereunder provided that: (a) it uses the same degree of care in safeguarding such information as it uses for its own information of like importance; and (b) upon discovery of such, it shall take appropriate steps to prevent any further inadvertent use, publication, or dissemination; and/or

          (ii) Unauthorized use, publication or dissemination of the Confidential Information received hereunder by persons who are or have been in its employ, unless it fails to safeguard such information with the same degree of care as it uses for its own proprietary information of like importance and provided that the receiving party uses such Confidential Information in accordance with applicable laws.

       c. Any similarity between the Confidential Information and any other information, regardless of medium, whether verbal or written, as well as contracts and/or services acquired from third parties or developed by the receiving party, or Affiliates independently through its or their own efforts, thought, labor and ingenuity shall not constitute any violation of this Agreement and shall not subject the receiving party to any liability whatsoever.

       d. The receiving party shall use the Confidential Information solely for purposes contemplated by this Agreement and shall not disclose the Confidential Information except as expressly provided herein.

       e. In the event the receiving party receives a request to disclose all or any part of the Confidential Information under the terms of a valid subpoena or order issued by a court of competent jurisdiction or by a governmental body, the receiving party agrees to: (i) notify the disclosing party promptly of such request; and (ii) provide the disclosing party with reasonable assistance in obtaining an order or other reliable assurances that confidential treatment will be accorded to such portion of the Confidential Information that the disclosing party so designates.

       f. The receiving party understands that neither the disclosing party nor any of its representatives or designees have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information.

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

ARTICLE XI
Indemnification

   11.1 Indemnification by Broker-Dealer and General Agent. Broker-Dealer and General Agent, jointly and severally, shall indemnify and hold harmless Distributor and Life Company, and each person who controls or is associated with Distributor or Life Company within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any reasonable amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise as such losses, claims, damages or liabilities arise out of or are based upon any actual or alleged negligent, improper, fraudulent or unauthorized acts or omissions by Broker-Dealer or General Agent or any Agent, including without limitation:

       a. Violation(s) by Broker-Dealer, General Agent or an Agent of federal or state securities law or regulations, insurance law or regulations(s), or any rule or requirement of the NASD;

       b. Unauthorized use of sales or advertising material, any oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker-Dealer, General Agent or an Agent;

       c. Claims for the unlawful payment of compensation by Life Company or Distributor or claims by Agents or other agents or representatives of General Agent or Broker-Dealer for commissions or other compensation or remuneration of any type;

       d. Any failure on the part of Broker-Dealer, General Agent, or an Agent to submit Premium or applications to Life Company, or to submit the correct amount of a Premium, on a timely basis and in accordance with this Agreement;

       e. Any failure on the part of Broker-Dealer, General Agent, or an Agent to deliver Contracts to purchasers thereof on a timely basis as provided in this Agreement; or

       f. A breach by Broker-Dealer or General Agent of any provision of this Agreement.

This indemnification will be in addition to any liability which Broker-Dealer and General Agent may otherwise have.

   11.2 Indemnification by Distributor and Life Company. Distributor and Life Company, jointly and severally, shall indemnify and hold harmless Broker-Dealer and General Agent and each person who controls or is associated with Broker-Dealer or General Agent within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred on connection with, and any reasonable amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach by Distributor or Life Company of any provision of this Agreement. This indemnification will be in addition to any liability that Distributor and Life Company may otherwise have.

   11.3 Notice of Indemnification and Rights. After receipt by a party entitled to indemnification ("indemnified party") under this Article XI of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Article XI ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this Article XI, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged as a result of the failure to give such notice. The indemnifying party will be entitled to participate in the defense of the indemnified party but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses incurred by such indemnified party in defending himself, herself or itself. The indemnification provisions contained in this Article XI shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Life Company, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Article XI.

ARTICLE XII
Term and Termination

   12.1 Term. This Agreement shall continue in force for a term of one year from the Effective Date and thereafter shall automatically be renewed each year for a further one-year period, provided that any party may unilaterally terminate this Agreement with or without cause upon thirty (30) days prior written notice of termination to the other parties.

   12.2 Automatic Termination. This Agreement, shall automatically terminate upon its breach by a party hereto provided that such breach is not cured within thirty (30) days of written notice of the breach given to the breaching party, or in the event the Distributor or Broker-Dealer ceases to be a registered broker-dealer, a member of the NASD, or General Agent ceases to be properly licensed or upon the filing by any party hereto for protection under any state or federal bankruptcy.

   12.3 Continuation Certain Agreements. In the event of termination of the Agreement, all authorization rights and obligations shall cease except for the agreements of the parties contained in Articles VIII, IX, X, and XI.

ARTICLE XIII
Miscellaneous

   13.1 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

   13.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

   13.3 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

   13.4 Notices. All notices under this Agreement shall be given in writing and addressed as follows:

If to Life Company:

   MetLife Investors Insurance Company
   22 Corporate Plaza Drive
   Newport Beach, CA 92660
   Attention: Installations

If to Distributor:

   MetLife Investors Distribution Company
   22 Corporate Plaza Drive
   Newport Beach, CA 92660
   Attention: Installations

If to Broker-Dealer or General Agent:

   Morgan Stanley DW Inc.
   1221 6th Avenue
   27th Floor
   New York, NY 10020
   Attn: ________________

or to such other address as such party may hereafter specify in writing. Each such notice shall be either hand delivered or transmitted by certified United States mail, return receipt requested, and shall be effective upon delivery.

   13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws provisions.

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

   13.6 Scope of Sales Material References. For purposes of this Agreement, all references to sales, promotional, marketing, or advertising material shall include, without limitation, advertisements (such as material published, or designed for use in, a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar tests, reprints or excerpts of any other advertisement, sales literature or published article), and educational or training materials or other communications distributed or made generally available to some or all Agents or employees of Broker-Dealer or General Agent.

   13.7 No Waiver of Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver,

   13.8 Scope of Agreement. All schedules and Exhibits to this Agreement are part of the Agreement.

   13.9 Arbitration. It is understood that the following agreement to arbitrate by the parties does not constitute a waiver of the right to seek a judicial forum to the extent that such a waiver would be void under applicable law.

       a. The parties each agree that, except as inconsistent with the preceding sentence, all claims or controversies, and any related issues, which may arise at any time between the parties (including their directors, officers, employees, representatives, or agents) with respect to any subject matter; any transaction, order, or direction; any conduct of the parties or their directors, officers, employees, representatives, or agents; any construction, performance, or breach of this Agreement or any other agreement between the Parties, whether entered into prior to, on, or subsequent to the date hereof; any breach of any common law or statutory duty; or any violation of any federal or state law of any nature shall be resolved by binding arbitration other than by lawsuit in a court of law or equity.

       b. Any arbitration pursuant to this Agreement shall be in accordance with and governed by a mutually agreeable arbitration forum, but in the absence of such agreement, the Code of Arbitration Procedure of the NASD, if the NASD accepts jurisdiction, and, if not, then the American Arbitration Association. There shall be at least three arbitrators unless otherwise agreed by the parties. The award of the arbitrators, or of the majority of them, shall be final and binding upon the parties, and judgment upon the award rendered may be entered in any federal or state court having jurisdiction. Any arbitration shall be commenced by delivery to the other party of a written demand for arbitration setting forth in detail the claim or controversy to be arbitrated.

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

       c. The arbitrators shall be entitled to order specific performance of the obligations imposed by this Agreement.

       d. Unless the arbitrators shall provide otherwise, each party will be responsible for (i) all fees and expenses of its respective counsel, accountants, actuaries and any other representatives in connection with the arbitration and (ii) one-half ( 1/2) of expenses of the arbitration, including the fees and expenses of the arbitrators.

   13.10 Money Laundering, Foreign Assets Control. Life Company, Distributor, Broker Dealer and General Agency agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act ("BSA"), as amended by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act ("the Act"), its implementing regulations, and related SEC and NASD rules. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. Each party represents to the other parties that, to the extent required by the Act, it will establish and maintain a comprehensive anti-money laundering compliance program.

The parties further agree to comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC" and, to the extent required by such programs, establish and maintain a comprehensive compliance program which includes, among other things, procedures for checking customer names and wire transfers against OFAC lists.

The parties agree to promptly notify the other parties whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected. Each party agrees to cooperate with the other parties in the investigation of any potentially suspicious activity and to take appropriate action, to the extent required by law, including the clocking of accounts, the filing of Suspicious Activity Reports and the reporting of matches to OFAC, in connection with the Contracts.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly approved officers.

                                     BROKER-DEALER:

                                     MORGAN STANLEY DW INC.

                                     By:  /s/ Leonard Schmitt
                                          -----------------------------------
                                          Name:   Leonard Schmitt
                                          Title:  VP

                                     GENERAL AGENT:

                                     MORGAN STANLEY DW INC

                                     By:  /s/ Leonard Schmitt
                                          -----------------------------------
                                          Name:   Leonard Schmitt
                                          Title:  VP

                                     METLIFE INVESTORS INSURANCE COMPANY

                                     By:  /s/ Richard C. Pearson
                                          -----------------------------------
                                          Richard C. Pearson
                                          Exec. Vice President

                                     METLIFE INVESTORS DISTRIBUTION COMPANY

                                     By:  /s/ Richard C. Pearson
                                          -----------------------------------
                                          Richard C. Pearson
                                          President

                                      21